EXHIBIT 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer and director of Cambrex Corporation, a Delaware corporation, whose signature appears below constitutes and appoints Steven M. Klosk and Gregory P. Sargen, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all Annual Reports on Form 10-K which said Cambrex Corporation may be required to file pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 and any and all amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF each of the undersigned has executed this instrument as of the 11th day of February 2010.

/s/ Steven M. Klosk	/s/ Gregory P. Sargen
Steven M. Klosk	Gregory P. Sargen
President, Chief Executive Officer and Director	Vice President and Chief Financial
Officer (Principal Financial Officer and
Accounting Officer)

/s/ John R. Miller	/s/ Leon J. Hendrix, Jr.
John R. Miller	Leon J. Hendrix, Jr.
Chairman of the Board of Directors	Director

/s/ David R. Bethune	/s/ Ilan Kaufthal
David R. Bethune	Ilan Kaufthal
Director	Director

/s/ Rosina B. Dixon	/s/ William Korb
Rosina B. Dixon, M.D.	William Korb
Director	Director

/s/ Roy W. Haley	/s/ Peter G. Tombros
Roy W. Haley	Peter G. Tombros
Director	Director

/s/ Kathryn Rudie Harrigan
Kathryn Rudie Harrigan, PhD
Director